Exhibit 99.11

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on May 8, 2018, by and among Sandra F. Pessin and Brian L. Pessin (each, a “Buyer,” and collectively, “Buyers”), and Clifford Lerner and Mario Lattanzio (each, a “Seller” and collectively, “Sellers”). Buyers and Sellers are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, Sellers in the aggregate wish to sell seventy thousand (70,000) shares of common stock (the “Shares”) of PeerStream, Inc., a Delaware corporation (the “Company”).

WHEREAS, this Agreement contemplates a transaction in which Buyers will purchase from Sellers, and Sellers will sell to Buyers, the Shares in accordance with the terms hereof.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preface above.

“Buyers” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Company” has the meaning set forth in the preface above.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, charge, hypothecation, easement, covenant, restriction or other security interest.

“Losses” has the meaning set forth in Section 5(a) below.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the preface above.

“Transfer Agent” has the meaning set forth in Section 2(d) below.

2. Purchase and Sale of Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyers hereby purchase from Sellers, and Sellers hereby sell to Buyers, all of the Shares for the consideration specified below in this Section 2, with the number of Shares purchased by each Buyer set forth on Schedule A hereto.

(b) Purchase Price. Buyers agree to pay to Sellers a purchase price equal to $5.00 per Share, or an aggregate of $350,000 (the “Purchase Price”), for the Shares, with the Purchase Price allocated to the Sellers in the manner set forth on Schedule A hereto. Buyers shall transfer payment above to Sellers in accordance with wire instructions provided by Sellers at the Closing (as defined below).

(c) Transfer Taxes; Certain Expenses. Sellers shall be responsible for all transfer and similar taxes assessed or payable in connection with the sale and transfer of the Shares. Buyers shall not pay or be liable for or be required to pay any income, capital gains or other taxes incurred by Sellers as a result of the sale of the Shares to Buyers, all of which shall be borne and paid by Sellers.

(d) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place upon (i) the execution of this Agreement by Sellers and Buyers and (ii) confirmation of receipt by Corporate Stock Transfer, Inc., as transfer agent and registrar of the Company’s common stock (“Transfer Agent”), of certificates or electronic records representing the Shares provided by Sellers, along with such documents and instruments as are reasonably required by Transfer Agent to transfer the Shares from Sellers to Buyers (the “Closing Date”). Upon receipt of such confirmation, Buyers shall deliver to Sellers the Purchase Price pursuant to the wire instructions provided by Sellers and Section 2(b) hereof.

3. Representations and Warranties Concerning Transaction.

(a) Sellers’ Representations and Warranties. Each Seller jointly and severally represents and warrants to each Buyer that the statements contained in this Section 3(a) are correct and complete as of the Closing and the Closing Date.

(i) Authorization of Transaction. Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions (except as limited by general equitable principals and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally). Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other party in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by each Seller.

(ii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sellers are subject, (B) conflict with, result in a breach of, constitute a default under (or an event that with notice or lapse of time or both would become a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound or to which any of his assets is subject, and (C) result in the imposition or creation of a Lien upon or with respect to the Shares.

(iii) Brokers’ Fees. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement (except for any such fees for which Sellers shall be solely responsible).

(iv) Shares. Mr. Lerner wishes to sell sixty thousand (60,000) Shares, which he holds of record and owns beneficially, and Mr. Lattanzio wishes to sell ten thousand (10,000) Shares, which he holds of record and owns beneficially, in each case free and clear of any Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Sellers are not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Sellers to sell, transfer, or otherwise dispose of any stock of Company. Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any stock of Company.

(v) Litigation. There are no legal actions of any kind or nature, threatened or pending against Sellers that would have any impact on Buyers’ ability to purchase or own the Shares.

(vi) Completeness of Disclosure. This Agreement does not contain any untrue statement by Sellers of any material fact or an omission by Sellers to state a material fact required to be stated by Sellers herein or necessary to make any statement by Sellers herein not misleading.

(vii) Seller Status. Neither the entry into this Agreement nor anything herein shall be construed as an admission that either Seller is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act or any other purpose (A) acting (or has agreed or is agreeing to act) with any other person as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, voting or disposing of securities of the Company or otherwise with respect to the Company or any securities of the Company or (B) a member of any syndicate or group with respect to the Company or any securities of the Company.

(b) Buyers’ Representations and Warranties. Each Buyer jointly and severally represents and warrants to each Seller that the statements contained in this Section 3(b) are correct and complete as of the Closing and the Closing Date.

(i) Authorization of Transaction. Buyers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Buyer, enforceable in accordance with its terms and conditions (except as limited by general equitable principals and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally). Buyers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other party in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by each Buyer.

(ii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Buyer is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Buyer is a party or by which he or she is bound or to which any of his or her assets is subject.

(iii) Brokers’ Fees. Buyers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement (except for any such fees for which Buyers shall be solely responsible).

(iv) Investment. Buyers (A) understand that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) are acquiring the Shares solely for their own accounts for investment purposes, and not with a view to the distribution thereof, (C) understand and acknowledge that the certificates representing the Shares will bear a legend restricting their transfer except in accordance with applicable securities laws, (D) are sophisticated investors with knowledge and experience in business and financial matters, (E) have received certain information concerning the Company and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (F) are able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (G) are Accredited Investors.

(v) Access to Information. Buyers acknowledge that they have had the opportunity to review this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder (including all exhibits and schedules thereto) and all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and Securities Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof and have been afforded (A) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate their investment and (B) the opportunity to obtain such additional information that is necessary for Buyers to make an informed decision with respect to the investment. Buyers acknowledge and understand that (A) Sellers may possess material nonpublic information regarding the Company not known to Buyers and that may impact the value of the Shares and (B) Buyers are relying on their own due diligence investigation in determining to enter into this Agreement and consummate the transaction contemplated hereby. Buyers agree that neither the Company nor the Sellers shall have any liability to Buyers due to or in connection with the Sellers’ use or non-disclosure of such information, and Buyers hereby irrevocably waive any claim that they might have based on the failure of the Sellers to disclose such information.

4. Post-Closing Covenants.

(a) General. Each of the Parties will use his or her reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b) Good Faith. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

5. Miscellaneous.

(a) Indemnification of Sellers by Buyers. Each Buyer, jointly and severally, agrees to indemnify, defend, and hold harmless each Seller from and against any and all claims, demands, causes of action, suits, judgments, debts, liability, losses, damages, costs and expenses (including reasonable fees and disbursements of legal counsel) of any kind whatsoever (collectively, “Losses”) that may be sustained or suffered by such Seller to the extent that the same are caused by or arise from any breach or non-performance by Buyer of any of his or her representations, warranties, covenants or other obligations contained in this Agreement.

(b) Indemnification of Buyers by Sellers. Each Seller, severally but not jointly, agrees to indemnify, defend, and hold harmless each Buyer from and against any and all Losses that may be sustained or suffered by such Buyer to the extent that the same are caused by or arise from any breach or non-performance by Seller of any of his representations, warranties, covenants or other obligations contained in this Agreement.

(c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or regulation (in which case the disclosing Party will use his or her reasonable best efforts to advise the other Parties prior to making the disclosure). Notwithstanding anything to the contrary herein, Buyers acknowledge that Sellers may be obligated to make public filings under the Securities Exchange Act concerning the transactions contemplated by this Agreement, including, without limitation, reports on Form 4 and Schedule 13D or 13G, and Sellers shall not be obligated to give Buyers an opportunity to review, comment on or consent to such filings.

(d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or her rights, interests, or obligations hereunder without the prior written approval of Buyers and Sellers.

(g) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyers:	Clifford Lerner
450 West 42nd, Apt 31 M New York, NY 10036
Mario Lattanzio c/o PeerStream, Inc. 122 East 42nd Street New York, New York 10168

If to Sellers:	Brian L. Pessin
310 E 75th St Apt 2A New York, NY 10021
Sandra F. Pessin 400 E 51st St PH31 New York, NY 10022

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each Party will bear his or her own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(n) Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

(o) Jurisdiction; Venue. Any proceeding arising out of or relating to this Agreement must be brought in the state or federal courts in New York, New York and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYERS:

Sandra F. Pessin

Name:	/s/ Sandra F. Pessin

Brian L. Pessin

Name:	/s/ Brian L Pessin

SELLERS:

Clifford Lerner

Name:	/s/ Clifford Lerner

Mario Lattanzio

Name:	/s/ Mario Lattanzio

Signature Page to

Stock Purchase Agreement

SCHEDULE A

Purchase Price and Share Allocation

Shares to be sold by Clifford Lerner:

Name of Buyer	Number of Shares to Be Acquired	Purchase Price for Shares
Sandra F. Pessin	50,000	$250,000
Brian L. Pessin	10,000	$50,000
TOTAL	60,000	$300,000

Shares to be sold by Mario Lattanzio:

Name of Buyer	Number of Shares to Be Acquired	Purchase Price for Shares
Brian L. Pessin	10,000	$50,000
TOTAL	10,000	$50,000

Schedule A